                                                                       Exhibit 3

                             SELLING GROUP AGREEMENT

                        AMERICAN LEGACY SUITE OF PRODUCTS

     This Selling Group Agreement applies to the duly registered and licensed broker/dealer, which by signing below does evidence its desire to distribute certain Individual and Group Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") issued by The Lincoln National Life Insurance Company ("Lincoln National") through Separate Accounts E and H (individual) and Separate Accounts 50, 51 and 52 (group); Individual Single Premium Variable Life Insurance Policies issued by Lincoln National through Separate Account F and Individual Flexible Premium variable Life Insurance issued by Lincoln National through Separate Account J and Y(the "Policies").

In addition to issuing the contracts, Lincoln National, acting as a broker/dealer will also maintain the selling group for the contracts and policies described above except in the State of New York.

This Selling Group Agreement also applies to the duly licensed broker/dealer, which by signing below, does evidence its desire to sell certain Individual Flexible Premium Deferred Annuities (the "Contracts") issued in the state of New York by Lincoln Life & Annuity Company of New York ("Lincoln New York") utilizing Lincoln Life & Annuity Variable Annuity Account H, and Individual Flexible Premium Variable Life Insurance Policies (the "Policies" issued through Separate Account Y. In New York, the selling group is maintained by Lincoln Financial Advisors Corporation ("LFA"), a broker/dealer, member of the NASD.

As applicable, we will refer to Lincoln National and Lincoln New York collectively as "Lincoln" and the Broker/Dealer and is insurance agency subsidiaries, if any, as "you" or the "Representative."

The Contracts and Policies described above are considered securities under the Securities Act of 1933. This Selling Group Agreement also pertains to certain fixed single premium immediate annuity Contracts issued by Lincoln. This Selling Group Agreement is subject to all provisions of the relevant Principal Underwriting Agreements among the parties mentioned above. This Selling Group Agreement on your part runs to Lincoln and the Separate Accounts and is for the benefit of and enforceable by each party.

A. Definitions

1. Registered Representative: An individual who, as a result of passing the appropriate examinations of the National Association of Securities Dealers
(NASD) or other appropriate self-regulatory organizations (SRO), and also appropriately licensed and appointed to sell insurance products, may sell the insurance products described herein;

2. Broker/Dealer: An individual, partnership, corporation or other legal entity admitted to membership in the National Association of Securities Dealers (NASD) and appropriately licensed and appointed to sell the insurance products described herein.

B. Terms and Conditions

1. You represent that you are a properly registered and licensed broker or dealer under applicable federal and state securities laws and regulations and a member in good standing of the National Association of Securities Dealers
(NASD). You agree to immediately notify us if you cease to be so registered or licensed or a member in good standing of the NASD.

2. You agree to abide by all rules and regulations of the NASD, including its Conduct Rules, and to comply with all applicable federal and state laws, rules and regulations (all of which shall control and override any provision to the contrary in this Selling Group Agreement).

You are responsible for such supervision of your registered representatives and other associated persons which will enable you to ensure that your registered representatives and associated persons are in compliance with applicable insurance and securities laws, rules, regulations and statements of policy promulgated thereunder.

Your authority under this Selling Group Agreement extends only to the Contracts and Policies described herein.

3. You represent that you will not sell any Contracts or Policies until you are a properly licensed insurance agent duly appointed by Lincoln.

4. You will distribute the Contracts and Policies only in those jurisdictions in which the Contracts and Policies are registered or qualified for sale and only through your duly licensed registered representatives (in accordance with the rules of the NASD) who are also fully licensed with Lincoln to sell the Contracts or Policies in the applicable jurisdictions (in accordance with the insurance regulations and laws of such jurisdictions).

5. All applications and initial and subsequent payments under the Contracts or Policies collected by you will be remitted promptly by you to Lincoln National at such address as Lincoln may designate.

6. You agree to indemnify and hold Lincoln harmless according to the following provisions:

     a. You shall be responsible to Lincoln for the malicious, intentional, reckless, knowing or negligent acts or omissions of your employees, officers, agents, and sales persons (which shall include Registered Representatives) for the business covered under this Selling Group Agreement and shall indemnify and hold harmless Lincoln from any claims, demands, actions, judgements, loss, cost or expense, including court costs, punitive damages and reasonable attorney fees incurred by Lincoln by reason of such acts or omissions.

     b. You, not Lincoln, are solely responsible for all statements, written or oral, acts, or representations, whether expressed or implied, made by your/its agents, employees or sales persons and are responsible for notifying your agents, employees or sales person of the terms and conditions of this Selling Group Agreement.

     c. You, not Lincoln, are solely responsible regarding the suitability of sale of Lincoln contracts to individual persons.

     d. You shall immediately notify Lincoln of any and all complaints about Lincoln contracts received by you.

7. All applications are subject to acceptance or rejection by Lincoln at its sole discretion. Lincoln will make payment of commissions directly to you with respect to the sale of the Contracts or Policies according to the schedules set forth in the attached Commission Schedules. No commissions will be paid on Contracts that are not subject to an initial or contingent deferred sales charge (other than American Legacy III C Share).

8. Lincoln will use reasonable efforts to provide information and marketing assistance to you, including providing you, without charge, reasonable quantities of advertising materials, sales literature, reports and current prospectuses of the Contracts or Policies and of the underlying variable funding vehicle, the American Funds Insurance Series.(R)

9. In making all offers of the Contracts or Policies, you will deliver the applicable currently effective prospectuses.

10. You are to offer and sell the Contracts or Policies only at the regular public offering price currently determined by the applicable Separate Account in the manner described in the current applicable prospectus or Contract or Policy and will make no representation not included in the prospectus or Contract or Policy or in any authorized supplemental material. This Selling Group Agreement is in all respects subject to all provisions of the current applicable prospectuses.

11. We will deliver to you and you will use only sales literature and advertising material that conforms to the requirements of federal and state laws and regulations and which have been authorized by Lincoln.

12. The signing of this Selling Group Agreement does not obligate Lincoln to license any particular registered representative as a salesperson of Contracts or Policies. All licensing matters under any applicable state insurance law shall be handled directly by you and the registered representative involved, with all required proof of state insurance licensing furnished to Lincoln before commission payments may be made.

13. You understand that with respect to Lincoln, you are acting in the capacity of an independent contractor.

14. Any party to this Selling Group Agreement may cancel at any time upon written notice to all other parties, effective upon receipt.

15. All communications to Lincoln should be sent to the address which is listed below. Any notice to you shall be duly given if mailed or electronically transmitted to you at the address specified by you below.

16. The schedules of commissions, bonuses, sales charges and allowances attached to this Selling Group Agreement and incorporated herein apply to Contracts and Policies initially sold through you. Commissions on Contracts and Policies initially sold through another dealer for which you become the supervising dealer will be paid to you based on the original dealer's schedule of commissions, bonuses, sales charges and allowances.

17. Commission schedules for Contracts and Policies that are actively being sold to new customers are set forth in Commission Schedule A.

18. Commission schedules for Contracts and Policies that are no longer being actively sold to new customers are set forth in Commission Schedule B.

19. Different commission schedules may apply for internal transfers from another Lincoln contract.

20. Two originals of this document should be executed. One of the originals should be returned to us for our files. The Selling Group Agreement shall be effective as of the date of execution by you, but only upon receipt by us of the original. This Selling Group Agreement may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of such amendments. This Selling Group Agreement shall be governed by the laws of the State of Indiana.

21. You agree to maintain confidential information in strict confidence and in a manner to safeguard against unauthorized access, disclosure, use, destruction, loss or alteration in accordance with applicable state and federal laws and regulations (all the foregoing referred to as "Privacy Law"). You are prohibited from using consumer or customer non-public information other than (1) to execute the terms and conditions of this Selling Group Agreement as permitted by Privacy Law or (2) as required by state or federal law, regulation or rule. You agree not to disclose confidential information to any third parties without prior written permission of the disclosing party. You shall promptly report to Lincoln any unauthorized disclosure or use of any confidential information of which you become aware. Lincoln has the right to make reasonable requests to inspect, during normal business hours, your facilities, data and records, associated audit reports, summaries of test results or equivalent measures taken by you to ensure compliance with Privacy Law for the purposes of verifying that the confidentiality provisions of this Selling Group Agreement are being complied with.

The Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46802

By: ______________________________________

Lincoln Life & Annuity Company of New York          Lincoln Financial Advisors Corporation
100 Madison Street, Suite 1860                      (New York Only)
Syracuse, NY 13202                                  1300 South Clinton Street, Suite 150
                                                    Fort Wayne, IN 46802

By: ______________________________________          By: __________________________________

Accepted:

________________________________________________
                Broker/Dealer

By: ____________________________________________
            Signature of Officer or Partner

    ____________________________________________
           Print Name of Officer or Partner

Address: _______________________________________

________________________________________________

________________________________________________

Date: __________________________________________

                                   SCHEDULE A

                                   SCHEDULE B